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                                                            ______________, 1997


SysComm International Corporation
275 Marcus Boulevard
Hauppauge, New York  11788

Attn:    Mr. John H Spielberger
         Chairman of the Board,
           President and Chief Executive Officer

Dear Mr. Spielberger:

         This will confirm the arrangements, terms and conditions pursuant to which Commonwealth Associates (the "Consultant"), has been retained to serve as a financial consultant and advisor to SysComm International Corporation, a Delaware corporation (the "Company"), on a non-exclusive basis for services rendered in association with the Company's initial public offering and terminating on the closing of the Company's initial public offering (the "Closing"). The undersigned hereby agrees to the following terms and conditions:

         1. Duties of Consultant: Consultant shall, at the request of the Company, upon reasonable notice, provide such financial consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request.

            The services described in this Section 1 shall be rendered by Consultant without any direct supervision by the Company at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.

         2. Compensation: As compensation for consultant's services hereunder, the Company shall pay Consultant ________________ ($________) with payment due at the Closing.

         3. Additional Compensation in Certain Circumstances: In additional to the financial consulting services described in Section 1 above, Consultant may bring the Company in contact with persons, whether individuals or entities that may be suitable candidates for providing the Company with, or may lead the Company to other individuals or entities that may provide the Company with, debt or equity financing or that may be suitable candidates, or may lead the Company to such suitable candidates, to purchase substantially all of the stock or assets of the Company, sell all or substantially all of such candidate's stock or otherwise transfer control of, or a material interest in, such candidate to the Company, merge with the Company, or enter into a joint venture, strategic alliance or other transaction with the Company (a "Transaction"). If the Company enters into an agreement with any persons or their affiliates, or with any persons introduced to the Company by any such persons or their affiliates during the term of this Agreement or within six months of the expiration of the term of this Agreement, pursuant to


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which the Company enters into a Transaction, the Company will pay to Consultant, upon the closing of the Transaction, an amount mutually agreeable to both the Company and Consultant which should be such amount as it generally customary for the type of Transaction.

         4. Available Time: Consultant shall make available such time as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this Agreement and may in certain circumstances be entitled to additional compensation in connection therewith.

         5. Relationship: Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

         6. Indemnification: Since Consultant will be acting on behalf of the Company, the Company agrees to the indemnification provisions attached to this Agreement as Annex A and incorporated herein in their entirety.

         7. Confidentiality: Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, knowhow, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

         8. Assignment and Termination: This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may not be arbitrarily withheld by the party whose consent is required.

         9. Governing Law: This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.

                                               Very truly yours,


                                                By: __________________________
Confirmed and Agreed to this
________ day of March, 1997

SYSCOMM INTERNATIONAL CORPORATION


By: _______________________________________
    John H. Spielberger
    Chairman of the Board,
      President and Chief Executive Officer


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                                     ANNEX A

                           INDEMNIFICATION PROVISIONS


         In connection with the engagement of Commonwealth Associates ("Consultant") by SysComm International Corporation (the "Company") pursuant to that certain agreement dated as of ___________________, 1997 ("Agreement") the Company hereby agrees as follows:

         1. In connection with or arising out of or relating to the engagement of Consultant under the Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, the Company agrees to reimburse Consultant, its affiliates nd their respective directors, officers, employees, agents and controlling persons (each an "Indemnified Party") promptly upon demand for expenses (including fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect to thereof. The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened), to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this sentence in respect of any loss, claim, damage or liability to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability resulted primarily and directly from the willful misfeasance or gross negligence of such Indemnified Party.

         2. An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any such litigation, proceeding or other action. The Company shall pay the fees and expenses of such legal counsel, and such legal counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any legal counsel designated by the Company. The Company agrees to consult in advance with Consultant with respect to the terms of any proposed waiver, release or settlement of any claim, liability, proceeding or other action against the Company to which an Indemnified Party may also be subject, and to use its best efforts to afford Consultant and/or any such Indemnified Party the opportunity to join in such waiver, release or settlement.

         3. In the event that the Indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party's losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient (i) in such proportion as appropriately reflects the relative benefits received by the Company, on the one hand, and Consultant, on the other hand, in connection with the matters as to which such losses, claims, damages or liabilities relate, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in


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such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Consultant, on the other hand, as well as any other equitable consideration. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Consultant's share of the liability hereunder shall not be in excess of the amount of fees actually received by Consultant under the Agreement (excluding any amounts received as reimbursement of expenses incurred by Consultant).

         4. It is understood and agreed that, in connection with Consultant's engagement by the Company, Consultant may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under the Agreement and to any such additional engagement and any modification of such additional engagement; provided, however, that in the event that the Company engages Consultant to provide additional services (other than as indicated in the Agreement), such further engagement may be subject to separate indemnification and contribution provisions as may be mutually agreed upon.

         5. These Indemnification Provisions shall remain in full force and effect whether or not any of the transactions contemplated by the Agreement are consummated and shall survive the expiration of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

                                       Very truly yours,

                                       SYSCOMM INTERNATIONAL CORPORATION


                                       By: _____________________________________
                                           John H. Spielberger
                                           Chairman of the Board, President and
                                             Chief Executive Officer